Exhibit 10.7

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

MASTER

AGREEMENT

Funding for the Projet Structurant des Pôles de Compétitivité

“SIGHT AGAIN”

BETWEEN THE UNDERSIGNED

Bpifrance Financement

A French Société Anonyme, with share capital of €759,916,144, registered in the Créteil Trade and Companies’ Register under the number 320 252 489, whose head office is at 27- 31 avenue du Général Leclerc - 94710 MAISONS-ALFORT

Represented by Paul-François Fournier, Senior Executive VP of the Innovation Division

Hereinafter referred to as “Bpifrance”	party of the
first part,

And

GENSIGHT BIOLOGICS

A French Société Anonyme, registered in the Paris Trade and Companies’ Register under the number 751164757, whose head office is at 89, rue du Faubourg Saint Antoine, 75011 PARIS Cedex

Represented by Bernard Gilly, Chairman and CEO

acting both as Project Leader and as Beneficiary

Hereinafter referred to as: “the Leader”

PIXIUM VISION

A French Société Anonyme, registered in the Paris Trade and Companies’ Register under the number 538797655, whose head office is at Institut de la Vision 13, rue Moreau, 75012 PARIS, represented by Bernard Gilly, Chairman and CEO

Hereinafter referred to as: “PIXIUM”

FONDATION VOIR ET ENTENDRE (SEE AND HEAR FOUNDATION)

Foundation, registered under the SIREN number 498340892, whose head office is at 28, rue de Charenton, 75012 PARIS

Represented by Jean-Charles Pomerol, President

Hereinafter referred to as: “FVE”

Referred to hereinafter as: “the Beneficiaries”,

the second

part,

Collectively referred to hereinafter as “The Parties”

TABLE OF CONTENTS

PRELIMINARY ARTICLE: DEFINITIONS

CHAPTER 1: SPECIAL CONDITIONS OF CONTRACT	9

1.1 OBJECT	9

1.2 PROJECT	9

1.2.1 Project content	9
1.2.2 Duration of the Research and Development phase	9
1.2.3 Date for posting expenditure	10
1.2.4 Execution venues for the Project’s research and development	10
1.2.5 Total cost of the Project	10

1.3 NATURE AND AMOUNT OF FUNDING	10

1.4 SPECIAL CONDITIONS	10

Key stage 1	10

Key stage 2	11

CHAPTER 2: GENERAL TERMS AND CONDITIONS OF CONTRACT	13

2.1 OBLIGATIONS OF THE PARTIES	13

2.1.1 Obligations of Bpifrance	13
2.1.2 Obligations of the Beneficiaries	13
2.1.3 Specific obligations of the Leader for the duration of the project	13

2.2 PROJECT IMPLEMENTATION MONITORING	15

2.2.1 Monitoring and approval of the Project’s research and development work	15

2.3 AID PAYMENTS	18

2.4 AID CHANGES	19

2.5 PROCEDURES FOR FINANCIAL RETURNS	19

2.6 CHANGES TO THE PROJECT IN THE RESEARCH AND DEVELOPMENT PHASE	19

2.6.1 Change report	19
2.6.2 Consequences	20

2.7 STOPPING THE PROJECT IN THE RESEARCH AND DEVELOPMENT PHASE	20

2.7.1 Stopping occasioned by a Beneficiary	20
2.7.2 Stopping occasioned by Partners	20
2.7.3 Stopping of the project for reasons other than those described above	20

2.8 CONTROL AND AUDIT	21

2.9 MONITORING OF THE INDUSTRIAL ROLLOUT AND MARKETING	21

2.10 INTELLECTUAL PROPERTY	21

2.10.1 Protection of Results	21
2.10.2 Intellectual Property monitoring	22
2.10.3 Results developed by non-profit-making research organizations	22
2.10.4 No Intellectual Property exploitation	22

2.11 CONFIDENTIALITY	23

2.12 BREACH OF OBLIGATIONS	23

2.13 FUNDING REPETITION	24

2.14 NO RELOCATION	24

2.15 WORKS COUNCIL INFORMATION	25

2.16 MISCELLANEOUS PROVISIONS	25

2.16.1 Liability	25

2.16.2 Sub-contracting	25
2.16.3 Nullity	25
2.16.4 Headings	25
2.16.5 Assignment	25
2.16.6 Tolerance	26
2.16.7 Effective date - duration	26
2.16.8 Advertising	26
2.16.9 Information transfer authorization	26
2.16.10 Lateness penalties	26
2.16.11 Settlement of disputes	26
2.16.12 Governing law	26
2.16.13 Contractual documents: full consent and changes	26

Schedule 1: Technical and Financial	31

Expenditure and aid deductions (in euros)	39

Schedule 2: Models	42

Schedule 3: Quote for beneficiaries	45

•	Having regard to article 8 of the 2010 amending finance law no. 2010-237, of March 9, 2010

•	Having regard to the agreement signed between the State and Bpifrance on October 13, 2010 concerning the future investments program

•	Having regard to the Community framework for State aid for research, development and innovation no. 2006/C 323/01 published in the Official Journal of the European Union (OJEU) of December 30, 2006,

•	Having regard to the French Industrial Innovation Agency (AII) aid scheme N121/2006 of July 19, 2006, extended by aid scheme 33617

•	Having regard to the decree of December 28, 2007 setting the effective date for the abovementioned operations,

•	Having regard to the application for Funding to the Projet Structurant des Pôles de Compétitivité, or PSPC, filed on April 30, 2014 by “GENSIGHT BIOLOGICS”, duly authorized by the other participants in the Project, referred to below as “the Partners” to finance the project called PSPC

“SIGHT AGAIN”, hereinafter referred to as “the Project”,

•	Having regard to receipt of said application for Funding by Bpifrance to the Leader on July 4, 2014 and the processing of this application by Bpifrance,

•	Having regard to the decision of the Prime Minister of November 17, 2014

•	Having regard to notification by Bpifrance, by letter dated November 25, 2014 of the arrangements for financing said Project

•	Having regard to the consortium agreement signed by all partners on July 11, 2014

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

PRELIMINARY ARTICLE: DEFINITIONS

•	Partnership agreements:

means any agreement signed, between the Beneficiaries or between the Partners and the Beneficiaries, relating to the governance, execution of the Project and use of the forthcoming results.

•	Funding:

means Subsidies and Repayable Advances allocated by Bpifrance to the Beneficiaries under the Project.

•	Schedule:

means any supplementary document attached to the Master Agreement or to the Beneficiary Agreement and which is an integral part thereof

•	Calculation Base:

means all the expenses considered for calculating Funding by Bpifrance. These costs are those laid down in the Community framework for State aid for research, development and innovation for industrial research and experimental development activities.

•	Repayable Advance:

means a loan for a Project paid in one or more installments, for which the Financial Return conditions depend on forecasts of turnover generated by the use of goods or services resulting from the Future Investment Program

•	Beneficiary:

means a participant in the Project, including the Leader, who receives Bpifrance Funding in connection with this participation.

•	Leader:

means the Beneficiary, Project sponsor, authorized by all the Partners to, with Bpifrance:

•	present the Project,

•	file the Funding application case,

•	negotiate the Master Agreement,

•	and coordinate the Project.

•	Master Agreement:

means this Agreement and its schedules.

•	Repayable Advance Beneficiary Agreement:

means the agreement signed between Bpifrance and a Beneficiary of a Repayable Advance containing the special conditions for this Beneficiary, including the objectives, purpose and description of the Industrial Deployment and Marketing phases and the obligations of the Beneficiary, in particular as regards Financial Returns.

•	Industrial Deployment:

means the design and then implementation of the production system, and final adaptation of the Products output by the Experimental Development Results, and preparation for Marketing of the Products.

•	Experimental Development (ED):

means the acquisition, association, formatting and use of knowledge and scientific, technological, commercial and other existing techniques to produce plans, devices or drawings for the design of new, altered or improved products, methods and services. These may be activities aimed at the theoretical design and planning of new products, processes and services, as well as recording the information relating thereto. These activities may relate to the production of sketches, drawings, plans and other documents, provided that they are not intended for commercial use.

The creation of prototypes and commercially viable pilot projects is the responsibility of Experimental Development when the prototype is necessarily the end commercial product and where it is too expensive to produce to be used only for demonstration and validation purposes. In the event of subsequent commercial use of demonstration or pilot projects, any revenue from such use must be deducted from the admissible costs.

Experimental production and testing of products, processes and services can also benefit from Funding, provided that they can be used or processed for use in industrial or commercial applications.

Experimental Development does not include routine or periodic changes made to products, production lines, manufacturing processes, existing services and other operations in progress, even if these changes may represent improvements.

•	Milestone:

a milestone means the step at which Project progress is reviewed and payment of Funding triggered.

•	Confidential information:

means all information and data of any kind, including technical, scientific, economic, financial, commercial, accounting, any plan, design, prototype, equipment, audit, test data and tests, drawings, representations, graphs, specifications, expertise, experience, software and programs, whatever their form, medium or means, including, without limitation, oral communication, written or fixed in any medium, provided to one or more Recipients or to Bpifrance by another Beneficiary or by Bpifrance or identified as Confidential Information by the party that communicated the information, according to the means described below, whether this information has been brought directly or indirectly to the attention of the recipient party during discussions or investigations between the parties and whether this information is protected or not by an intellectual property right or title.

Any Confidential Information communicated in writing must be identified as such by the affixing of an explicit endorsement and any Confidential Information disclosed orally or visually must be subject to written confirmation of its confidentiality within [**] days following its communication.

However, any information:

•	that the recipient party can demonstrate was already known to it prior to its disclosure,

•	that is in or enters the public domain other than by a direct or indirect disclosure by the recipient party, in breach hereof,

•	disclosed on a non-confidential basis by a third party holding it legitimately and having the right to disclose it,

•	that the recipient party can demonstrate having developed independently, unrelated to the information disclosed by the issuing party during the implementation of the Project and the confidentiality of which the recipient party was unaware in good faith,

•	has to be disclosed by a Court ruling on condition that the Leader and/or Beneficiary and/or Bpifrance be informed in advance,

•	where the issuing party has authorized disclosure by the recipient party in writing, provided that such authorization is not subordinate or has not stipulated implementation of a mechanism to maintain the confidentiality, is not Confidential Information as defined herein.

•	Partner:

means a participant in the Project, signatory to the Partnership Agreements, whether benefiting or not from Bpifrance Funding under the project.

•	Project:

refers to industrial research, Experimental Development and Industrial Deployment activities by Partners, defined in the Partnership Agreements which they are signatories, whose content is summarized in section 1.2.1 of this contract master.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

•	Research and development:

refers to Industrial Research and Experimental Development of the Project phases.

•	Industrial Research (IR):

refers to the planned research or critical investigation aimed to acquire new knowledge and skills to develop new products, processes or services or result in a significant improvement of products, processes or existing services.

It includes the creation of components of complex systems for industrial research, notably for the validation of generic technologies, excluding the prototypes referred to in the definition of Experimental Development.

•	Financial returns:

Financial returns due to Bpifrance to the title of the draft by the Repayable Advance Beneficiary include, on the one hand the repayment of the nominal value of the repayable advances updated the community rate in force at the date of decision to grant the aid by Bpifrance for the support of the project, increased by [**] basis points, on the other hand complementary payments as defined below.

These financial returns are defined in each contract recipient of advance repayable attached to the Master Agreement and signed between Bpifrance and each of the beneficiaries concerned, and will be donated to Bpifrance arrangements specified in these contracts.

•	Subsidy:

means Funding with no Financial Returns obligation.

•	Supplementary payments :

means the amounts due to Bpifrance by the Beneficiaries of Repayable Advances beyond the amount of the reimbursement of the nominal updated repayable advances and depending on the degree of success of the project, as defined in the Repayable Advance Beneficiary Agreement.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER 1: PARTICULAR CONDITIONS OF CONTRACT

1.1 OBJECT

This agreement and the schedules thereto, hereinafter referred to together as “Master Agreement”, are intended to define the characteristics of the Project that the Leader and Beneficiaries undertake to carry out with the Partners identified in Schedule 1, table 1 - Project Partners hereto, to fix the amount and the conditions for awarding Funding granted by Bpifrance to the Beneficiaries for the financing of their participation in the Project as well as to clarify the principles and arrangements for monitoring of the implementation of the Project by Bpifrance.

The Project is defined in section 1.2.1 below.

The principles and arrangements for Funding payments by Bpifrance to each Beneficiary, as well as the arrangements for Financial Returns due by the Beneficiaries of Repayable Advances to Bpifrance are determined in the Master Agreement and the Repayable Advance Beneficiary Agreements attached to the Master Agreement.

1.2 PROJECT

1.2.1 Content of the project

The Project aims to develop products that will help to restore the vision of legally blind patients with retinitis pigmentosa at different stages: an optogenetic therapy approach and an approach to neurostimulation via a sub-retinal implant. These two approaches have in common a stimulation system that includes the capture of images, their processing and the transmission of information to the newly expressed protein in the first case and to the implant in the second case. Stimulation of the exogenous protein and the implant will transduce the visual information to the brain. Rehabilitation protocols will be specifically developed to allow patients to learn to interpret the signals and to see again.

The objectives, purpose and description of the Project are presented in Table 2 - Technical description and selected activities of Schedule 1 hereto.

1.2.2 Duration of the Research and Development phase

The duration of the Project covers the phase including Industrial Research and Experimental Development activities on the one hand, and the Industrial Deployment and Marketing phase on the other.

The duration of the Industrial Research and Experimental Development activities phase of the Project is [**] months beginning from April 30, 2014, the date which will be specified below (T0). Its projected implementation schedule appears in table 3 - Project Milestones - of Schedule 1 hereto.

This Master Agreement will end upon the expiration of its total term as defined in Article 2.16.7.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

1.2.3 Date for posting expenditure

The date from which expenditure incurred by the Beneficiaries under the Master Agreement is taken into account is set as April 30, 2014.

1.2.4 Places of performance of the Project’s research and development work

Industrial Research and Experimental Development work is performed by Beneficiaries in the locations defined in table 1 - Project partners, with the exception of outsourced work - of Schedule 1 hereto.

Should any of these locations change, the Leader will inform Bpifrance in advance in writing. Bpifrance will then notify the Leader of its decision to continue or to reduce Funding in the manner stipulated in Article 2.6. 2.

1.2.5 Overall cost of the project

The forecast of the overall expenses to be incurred for implementation of the project is set at €[**] ([**] euros), excluding taxes.

The estimated amount of expenditure constituting the Calculation Base for expenditure eligible for Funding under the Master Agreement is set at €[**] ([**] euros) excluding taxes.

Details of their estimated expenditure in IR and in ED, by recipient, is contained in table 5 of Schedule 1 hereto.

1.3 NATURE AND AMOUNT OF FUNDING

The maximum amount of Funding granted by Bpifrance for financing of the Project is €[**] ([**] euros), subject to compliance with the European regulations in the event of Funding accumulation.

The Funding breaks down as follows:

•	first part, Subsidies of an overall maximum of €[**] ([**] euros) ;

•	second part, the Repayable Advances of an aggregate maximum amount of €[**] ([**] euros);

The indication of maximum Funding rates by nature of work and Beneficiary appears in table 4 of Schedule 1 hereto.

1.4 SPECIAL CONDITIONS

At key milestone 1

•	Supply, where relevant, of individual agreements signed between the Partners, GenSight and FVE, Pixium and the Fondation Voir et Entendre, judged satisfactory;

•	Supply of a document validating a first scale-up of the production of the GS020 in 10 L (GMP-like lot),

Failure to achieve this milestone will prejudice continuation of work related to the GS020 gene therapy product

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

•	Supply of a document validating the functioning of the complete technological chain for external components (from the sensor to emission of pulsed infrared)

Failure to achieve this milestone will prejudice continuation of work related to the PRIMA implant

•	Supply of a document validating the functionality of a lot of implants (capability to provide a current of several µA when illuminated at the right power).

Failure to achieve this milestone will prejudice continuation of work related to the PRIMA implant

At key milestone 2

•	Supply by GenSight Biologics of the regulatory authorities document authorizing the clinical trial of an optogenetic product in France to treat retinitis pigmentosa

Failure to achieve this milestone will prejudice continuation of work related to the GS020 gene therapy product

•	Supply of a document validating the safety of the implant and its ability to stimulate during an animal test.

Failure to achieve this milestone will prejudice continuation of work related to the PRIMA implant

•	Supply by Pixium Vision of a document validating the biocompatibility of the implant. Failure to achieve this milestone will prejudice continuation of work related to the PRIMA implant

•	Supply by Pixium Vision of the regulatory authorities document authorizing the clinical trial of a sub-retinal implant in Europe in retinitis pigmentosa

•	Presentation by GenSight Biologics of its latest balance sheets, income statements and projected funding plan; verification by Bpifrance of its ability to continue the program, and institution of contributions in equity, if necessary

•	Presentation by Pixium Vision of its latest balance sheets, income statements and projected funding plan; verification by Bpifrance of its ability to continue the program, and institution of contributions in equity, if necessary

At key milestone 3

•	Presentation by GenSight Biologics of its latest balance sheets, income statements and projected funding plan; verification by Bpifrance of its ability to continue the program, and institution of contributions in equity, if necessary

•	Supply by GenSight Biologics of the regulatory authorities document authorizing a phase III clinical trial of an opto-genic product in Europe for treatment in retinitis pigmentosa

CHAPTER 2: GENERAL TERMS AND CONDITIONS OF CONTRACT

2.1 OBLIGATIONS OF THE PARTIES

2.1.1 Bpifrance obligations

Bpifrance is committed to pay Funding to the Beneficiaries according to the procedures and under the conditions laid down in the Master Agreement, the Repayable Advance Beneficiary Agreements and their respective Schedules.

2.1.2 Obligations of the Beneficiaries

The obligations of the Beneficiaries to Bpifrance result both herefrom and from the Repayable Advance Beneficiary Agreements.

The Beneficiaries undertake to allocate Funding to the Project and the financing of the related expenditure. Where appropriate, Bpifrance reserves the right to require Beneficiaries to repeat Funding paid which was not assigned to the Project according to the provisions stipulated in the Master Agreement and the Repayable Advance Beneficiary Agreements and their Schedules.

Beneficiaries also undertake to implement all means to carry out the work set out in table 2 - Technical description technique and selected activities - of Schedule 1 hereto.

Beneficiaries undertake to provide the Leader with all the elements necessary for the exercising of its coordination obligations, given that the Master Agreement does not govern the mutual obligations of the Beneficiaries and/or the Leader, these being defined in the Partnership Agreements.

2.1.3 Specific obligations of the Leader for the duration of the Project

The Leader is bound ex officio [and in its capacity as Beneficiary] to the general obligations of the Master Agreement (keep or delete as applicable) and will also fulfill to Bpifrance, for the duration of the Industrial Research and Experimental Development phase laid down in Article 1.2.2, the obligations of Leader defined below.

The reciprocal obligations of the Leader and the Beneficiaries are defined in the Partnership Agreements. Accordingly, Bpifrance cannot be held liable for, nor have to bear any obligation or consequence, neither to the Beneficiaries due to a failure by the Leader in the execution of its obligations, nor to the Leader, regardless of the reason.

A - Scientific and technical coordination

The Leader undertakes to coordinate scientific and technical work by Industrial Research and Experimental Development of the Project as described in table 2 - Technical description and activities learned in accordance with the procedures set forth in Article 2.2 of Schedule 1 hereto.

As such, it must ensure the proper conduct of the Industrial Research and Experimental Development work of the Project and compliance by the Beneficiaries with undertakings for completion of work for which they are responsible.

The Leader is bound to monitor the progress of the Industrial Research and Experimental Development work of the Project.

The Leader is required to report this monitoring to Bpifrance in the conditions defined in Article 2.2.1 and in particular any difficulty of execution and any incident that may affect the duration, nature, purpose or progress of the Project.

The Leader will take all necessary measures, ranging up to excluding or replacing a defaulting Partner to ensure continuation of the Project under the conditions stipulated in the Master Agreement and according to the procedures defined in the Partnership Agreements. It should present these measures to Bpifrance in the context defined in Article 2.6.1.

B - Administrative coordination

The Leader is committed to provide the administrative coordination of the project.

The Partnership Agreements necessary for the implementation and execution of the Project are set up and updated by the Leader with the Beneficiaries in line with the Master Agreement.

The Partnership Agreements must specifically include stipulations relating to:

•	the governance put in place allowing the Leader to control the Project,

•	changes of Partners resulting from changes in the distribution of work,

•	the knowledge prior to the Project of each Partner and the terms and conditions of their availability to the Project,

•	the intellectual property relating to the Project, to its sharing, its use and the dissemination of technical and scientific knowledge,

•	sharing of investments and responsibilities between the Beneficiaries.

The Partnership Agreements are subject to approval by Bpifrance which ensures their consistency with the provisions of the Master Agreement and, inter alia, with the commitments assumed by the Beneficiaries.

In case of changes to the Partnership and the Partnership Agreements, the Leader agrees to forward to Bpifrance those riders and new agreements envisaged between the Partners while executing the Project and to obtain its approval on these amendments prior to their signing.

The Leader undertakes to collect in the name and on behalf of Bpifrance the documents referred to in Article 2.2.1.A, in support of which Bpifrance may pay to each Beneficiary the amount of the Funding under the conditions laid down in Articles 2.2.1 - B and 2.3.

The Leader also undertakes to obtain from non-Beneficiary Partners a commitment to provide to it, on request by Bpifrance, all documents necessary for monitoring and evaluating of the work done for the Project and their agreement communicate them to Bpifrance.

The Leader also undertakes to notify as soon as possible and in writing to Bpifrance any change affecting it, or affecting one of the Partners and of which it has knowledge, regardless of the obligation to provide information set forth in Article 2.6.1.

As such it will inform Bpifrance specifically of:

•	any change relating to the name of a Beneficiary;

•	any change relating to the change of head office of a Beneficiary;

•	any merger, assignment, partial transfer of assets or change of capital or distribution of capital of a Beneficiary resulting in transfer of control; it undertakes to ensure compliance with the provisions of the Partnership Agreement aimed at these events;

•	any bankruptcy proceedings conducted against a Beneficiary, or cessation of trading;

•	any project to replace or to substitute for one of the Beneficiaries another company or entity for all or part of the obligations resulting from the Master Agreement.

2.2 MONITORING THE IMPLEMENTATION OF THE PROJECT

2.2.1 Monitoring and approval of the research and development work of the Project

A - Key Milestones

The monitoring of the project is tied to Key Milestones defined for the purposes of allowing Bpifrance to assess the progress of the Project and determine the Funding to be paid under the conditions and according to the arrangements defined below.

The Key Milestones are listed with their projected dates in table 3 to Schedule 1 hereto. These meetings bring together departmental experts, and, unless there is formal opposition by the Beneficiary, the labeling leader’s business development cluster if the Project is labeled by a cluster (pôle).

The Leader forwards to Bpifrance, no later than [**] working days after the scheduled date for each Key Milestone:

•	the signed progress report, in the manner set out in Schedule 2, including the key deliverables required in accordance with the specifications of table 3 of Schedule 1 hereto.

•	the consolidated statements of expenses paid by each Beneficiary, dated, signed and certified correct, in accordance with the provisions of Article 2.3 paragraph 3. These summaries should allow Bpifrance to provide the materiel and financial resources necessary for implementation of the Project. These may be supplemented, where appropriate and at Bpifrance’s request, by the provision of the related invoices or accounting documents,

•	proof of fulfillment of the specific conditions in accordance with the provisions of Article 1.4 above,

•	the “indicators” form, appearing in Schedule 5, completed and signed by the legal representative of each Beneficiary.

•	and more generally any element allowing Bpifrance to be sure that the conditions external or internal to the project’s success are indeed met.

At the end of a Key Milestone, the Leader may submit changes to the work and/or the subject of the program. The provisions of Article 2.6 will then be applied.

B - Acceptance of Key Milestone results

Bpifrance decides on the approval of the elements provided by the Leader on the occasion of the Key Milestone within a maximum period of [**] working days of their receipt.

Bpifrance informs the Leader of its decision to accept all or part of the elements that are delivered in accordance with the provisions of Article 2.2.1 A above, or to postpone its decision after a Project review within no later than [**] days from the date of notification of this decision.

In the event of approval of the Key Milestone, resulting in total or partial acceptance of the details communicated by the Leader, Bpifrance triggers payment of the Funding in accordance with the provisions of Article 2.3, to each Beneficiary concerned, for the part coming to it, within no later than [**] working days following the date of notification of this decision.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

In the event that the Key Milestone is not approved, in the light of the elements presented by the Leader, a Project review is organized.

The Project review takes place within no later than [**] working days from receipt of the details transmitted by the Leader under Article 2.2.1, on convening of a meeting by Bpifrance accompanied by an agenda; the meeting brings together representatives of Bpifrance and the Leader. On request from Bpifrance or the Leader, one or more Beneficiaries will be able to take part in the review.

During the Project review, the Leader presents a progress report and the Project Results, compiles the minutes of this meeting and forwards them to Bpifrance for validation.

Bpifrance will inform the Leader, within [**] days following receipt of these minutes:

•	either of its decision approving the work in the light of the evidence provided and the payments decided accordingly,

•	or of its reasoned refusal.

C- Organization of the monitoring of the Project’s Research and Development work

In the case of labeling by one or more developments, the project partners forward, in accordance with the financing agreement with Bpifrance, to each of the labeling developments, a progress report of their work, as well as detailed project data defined with the development.

Monitoring and evaluation of the Project’s Industrial Research and Experimental Development work are organized as follows:

C 1 Progress meetings

If BPIFRANCE or the Leader deem it necessary, a follow-up meeting on the progress of the Project can be organized, convened by BPIFRANCE. The convening notice has an agenda and the meeting includes BPIFRANCE and the Leader. If the agenda requires it, one or more Partners can be called on to attend this meeting.

If this meeting reveals a difficulty which could not be resolved in committee, BPIFRANCE will ask the Leader in writing to propose a solution to this difficulty within a period of [**] working days.

If no solution is offered in this period, BPIFRANCE reserves the right to extraordinary assessment of all or part of the Project under the conditions defined in Article 2.2.2 - C2 of the Agreement. BPIFRANCE may also, if necessary, take all measures resulting from the application of Article 2.6.

Each meeting will result in minutes compiled by the Leader that are forwarded to BPIFRANCE for validation.

C 2 Extraordinary evaluation

BPIFRANCE reserves the right to evaluate or have evaluated at its expense all or part of the Project by independent assessors selected by it in accordance with Articles 2.8.

These evaluations may take place at any time, subject to prior information of the Leader by BPIFRANCE. At the end of this process, a Project assessment intended for BPIFRANCE is compiled by the assessors.

If there is a on the choice of assessor , persisting beyond a period of [**] days, the Parties will consult as provided for in Article 2.16.10 below.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

C 3 Extraordinary Project review

An extraordinary Project review can be organized at any time, where appropriate at the request of the Leader, on written notice from BPIFRANCE accompanied by an agenda. An extraordinary Project review can in particular be triggered in the following situations:

•	non-approval of work at a Key Milestone;

•	an extraordinary assessment showing a difficulty in implementation of the Master Agreement.

The extraordinary Project review is based on the results of available evaluations and any other useful information.

During this review, the Leader presents a progress report and the Project Results; it also presents the solution contemplated to resolve a difficulty with implementation or reports on the implementation of such a solution if it had been previously enacted.

At the end of this extraordinary review, the minutes of the meeting are compiled by the Leader and passed to BPIFRANCE for validation.

If BPIFRANCE considers that there is a difficulty with implementation of the Master Agreement, BPIFRANCE will ask the Leader in writing to propose a solution to resolve this difficulty within a period of [**] working days. If no reasonable solution is offered and accepted by BPIFRANCE within this period, BPIFRANCE will implement appropriate measures under Articles 2.6 or 2.7.

C 4 - Final Project R&D review

At the end of the Project’s Industrial Research and Experimental Development phase and within a maximum period of [**] days from the scheduled date for the last Key Milestone, a final review of the Project Results, recording the end of the Research and Development Project is organized by the Leader, which presents to Bpifrance:

•	the assessment of all of the Results of the Industrial Research and Experimental Development work,

•	the assessment of the consistency and completeness of these Results in light of the Project’s Industrial Deployment and Marketing objectives.

•	Its conclusions on the technical success of the Project.

At the request of Bpifrance, or at the initiative of the Leader, representatives of all or some of the Partners may attend this final review meeting.

At the end of the final R&D review, a report is prepared by the Leader, indicating in particular the level of technical success of the Project by Beneficiary. This document is countersigned by the beneficiaries of Repayable Advances. It forwarded to Bpifrance within a maximum period of [**] working days from the date of the final review.

Bpifrance approves the report within a maximum period of [**] days and will inform the Leader of this. In case of disagreement Bpifrance may optionally take all measures resulting from the application of sections 2.6 and 2.7.

D Technical failure of the program

Should Bpifrance record technical failure of the program in light of the evidence provided by the Beneficiary wishing to avail themselves of it, Bpifrance and the Beneficiary will meet to assess the impact of this failure on the Financial Return conditions laid down in the corresponding Beneficiary Agreement.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

2.3 FUNDING PAYMENTS

Bpifrance will pay Funding under the terms of distribution in Schedule 1 to this Master Agreement, tables 6-1 and 7-1.

The amounts of Subsidies and Repayable Advances are paid by Bpifrance to each Beneficiary on presentation by the Leader of the project monitoring elements as stipulated in Article 2.2.1 A of the Master Agreement. However, only those Funding amounts resulting from the summaries of expenditure corresponding to work accepted by Bpifrance, pursuant to the provisions of Article 2.2.1 (b), are paid.

The summaries of receipted expenses are established by each Beneficiary using the template presented in Schedule 2. They are dated, signed and certified correct by the legal representative of the Beneficiary and certified by its external auditor, its accountant, its accounting agent or independent auditors, the choice of which is approved by Bpifrance.

These summary statements of expenses paid for work carried out under the Project are forwarded by the Leader to Bpifrance at Key Milestones as defined in table 3 of Schedule 1 hereto.

The latest summaries of expenditure for payment of the balance of the Funding are accompanied by a declaration of public Funding received by each Beneficiary for all or part of the Project, regardless of their form and their origin. This declaration must be certified correct by the Beneficiary in question.

The estimated amount of payments for each Beneficiary is determined in tables 6-1 and 7-1 of Schedule 1 to this Master Agreement:

•	the first payment is made after signature of the Master Agreement and lifting of any special conditions. It corresponds to the amount of the estimated expenditure at Key Milestone 1, to which the Funding rate is applied,

•	the following payments are made after each Key Milestone review. The amount actually paid is capped at the estimated amount for the Key Milestone, reduced where applicable by any excesses paid at previous Key Milestones. The total amount of payments made prior to the last Key Milestone cannot exceed [**]% of the scheduled Funding amount, as Subsidy and/or as Repayable Advance for each Beneficiary.

•	final payment of an estimated amount of [**]% of the total Funding amount is made after the Key Milestone and the Project R&D final review, noting the end of the works covered by the Funding and acceptance by Bpifrance of the elements delivered in accordance with Article 2.2.1 A above, within the limits of the Funding rate in question applied to the accepted total expenditure.

Payments are subject to the regular situation of the Beneficiary with regard to its tax and social security obligations, and if Bpifrance considers it useful, presentation of balance sheets, income statement and notes to the financial statements by the Beneficiary if a financial year has ended since the date of the last payment.

Bpifrance shall be liable for payment of Funding amounts only within the limit of the available payment appropriations made available by the State to manage the Business Cluster Development Project program. Similarly, Bpifrance will not be liable for any payment to a Beneficiary in the event of failure to fulfill a condition relating to its participation in the Project, or if one of the cases of repetition has occurred, or in the event of failure by a Beneficiary to comply with its commitments to Bpifrance, resulting from this Master Agreement or other contracts or transactions concluded with Bpifrance. If so, Bpifrance will inform the Beneficiary of this situation as soon as possible.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

2.4 FUNDING CHANGES

Bpifrance can accept Funding changes stipulated in the Master Agreement provided that they ensure continuation of the Project without altering its object and do not jeopardize the rates and maximum amounts of Funding as defined in Article 1.3.

These changes are either presented by the Leader as part of the monitoring described in Article 2.2.1 or notified to Bpifrance pursuant to Article 2.6.1.

Changes between lots from the same Beneficiary are implemented ipso jure when the financial impact of the change relative to the Calculation Base stipulated at Schedule 1, for each lot, is less than €[**] ([**] euros), cumulative since the last key milestone. The same changes between €[**] and €[**] inclusive, cumulative since the last key milestone, are submitted for authorization to Bpifrance.

In all other cases, and particularly in the event of a change to the distribution of the Funding among the Beneficiaries, the change is subject to prior agreement by Bpifrance, and gives rise to the establishment of a rider to the Master Agreement and, if applicable, the Repayable Advance Beneficiary Agreement(s) in question and submission of a rider to the Partnership Agreements.

2.5 FINANCIAL RETURN PROCEDURES

These Financial Returns are compiled taking into account operating forecasts from each Beneficiary of any products or services resulting from the Project and their actual amount is determined by the degree of commercial success of the Products.

Repayment terms are defined in each Repayable Advance Beneficiary Agreement attached to the Master Agreement and signed between Bpifrance and each of the Beneficiaries concerned and repayments will be made to Bpifrance in accordance with the arrangements specified in each Repayable Advance Beneficiary Agreement.

2.6 CHANGES TO THE PROJECT IN THE RESEARCH AND DEVELOPMENT PHASE

2.6.1 Change report

The Leader agrees, within [**] working days, to inform Bpifrance by registered letter with acknowledgment of receipt, of any event, regardless of the cause, occurring in the research and development phase of which it becomes aware and the consequence of which would be either:

•	to change the initial partnership, by the entrance, exit, failure of a partner, by the contribution, merger, transfer, transfer of control, transfer of assets, by a Beneficiary, or failure to fulfill a particular condition,

•	to change the work and/or results expected of the Project,

•	to change the object of the Project,

•	to interrupt the execution of the Project. Inter alia, it undertakes as such to provide to Bpifrance on the contractually specified dates all evidence of fulfillment of the specific conditions laid down in article 1.4.

This letter will be accompanied by a note indicating the impact of said change(s) on the progress of the project and propose solutions to remedy the situation thus created.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

On the basis of these documents, possibly supplemented by all elements that may cast light on the situation, Bpifrance will the study the impact of the abovementioned changes on the progress of the Project, after acknowledging receipt of the complete case file documents thus transmitted.

2.6.2 Consequences

Within [**] months after this acknowledgment, Bpifrance will record, in light of the documents provided by the Leader:

1)	either the possibility to continue the Project without substantial alteration of its object. Bpifrance will establish the conditions for continuation of the work accordingly, and if necessary, adapt the terms for payment of the Funding and Financial Returns to take account of the new progress of the Project. This decision will be covered by a rider to this Master Agreement and to the Repayable Advance Beneficiary Agreement(s) in question.

If, in this case, Bpifrance decides to stop the work incumbent on a Beneficiary, the Master Agreement, for the clauses concerning it, and the corresponding Repayable Advance Beneficiary Agreement will be terminated ipso jure, provided that this decision is not based on one of the events referred to in Article 2.7.1 below.

2)	or the impossibility of continuing the Project in accordance with its object, given the magnitude of the proposed changes, that may in particular result from non-fulfillment of specific conditions; Bpifrance will therefore apply the provisions of Article 2.7 below.

2.7 STOPPING THE PROJECT IN THE RESEARCH AND DEVELOPMENT PHASE

If one of the changes referred to in Article 2.6.1 above leads Bpifrance to decide to stop the Project in accordance with the provisions of said article, the following rules will be applied:

2.7.1 Stoppage because of a Beneficiary

If stopping of the Project results from:

•	a unilateral decision being made after a change of control of a Beneficiary within the meaning of Article L 233 - 3 of the French Commercial Code,

•	a unilateral decision not motivated by technical, or economic, constraints

•	one of the cases referred to in Article 2.13 below.

Bpifrance will require ipso jure reimbursement of the Funding for the sole Beneficiary in question, in accordance with the provisions of Article 2.13 below.

2.7.2 Stoppage because of the Partners

If stopping of the Project results from:

•	early termination of the Partnership Agreement(s),

•	the decision of the Partners to abandon the project without material and justified reasons.

Bpifrance will require ipso jure reimbursement of the Funding for all Beneficiaries, in accordance with the provisions of Article 2.13 below.

2.7.3 Stoppage of the Project for reasons other than those described above

In all other cases, this Master Agreement and the Repayable Advance Beneficiary Agreement(s) will be purely and simply terminated.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Funding owed by Bpifrance at the date of termination, will be determined on the basis of the summaries compiled as at that date, within the limit of the amounts accepted by Bpifrance.

This termination will be notified to each recipient by registered letter with acknowledgment of receipt, as well as the amount of any overpayment noted, payable immediately.

A termination rider will then be drawn up for the Master Agreement and the Repayable Advance Beneficiary Agreement(s), which will enact, especially for the latter, any changes that may take place to the amount of the Funding and Financial Returns.

2.8 CONTROL AND AUDIT

Bpifrance may at any time initiate audits of the Project, subject to informing the Leader and the Beneficiaries in question, within a period of [**] days before the planned date for the audit.

The cost of these audits will be borne by Bpifrance. These audits are conducted by an auditor or independent expert appointed by Bpifrance. In this case, the Beneficiar(y/ies) concerned as well as the Leader are informed of the choice of the appointed auditor. In the event of conflict of interest between the Beneficiar(y/ies) concerned and the auditor, the Beneficiaries in question may request the appointment of another auditor.

The Leader and/or Beneficiaries will make available, on first request by Bpifrance, any document relevant to the audit, where relevant under confidential cover, as stipulated in Article 2.11, or give access to same for consultation by Bpifrance or by the appointed auditor.

If the results of the audit show a distortion between the statements of progress of the Project, in support of which payment of the Funding is made, or the reality of the products and services placed on the market or between reported and actual sales, Bpifrance will be able to apply the measures described in sections 2.12 and 2.13.

2.9 INDUSTRIAL DEPLOYMENT AND MARKETING MONITORING

As from the effective date of the Master Agreement specified in Article 1.2.2, each Beneficiary of the Repayable Advance will forward to Bpifrance a report of operations no later than [**] months after the end of its financial year.

This report will include the elements necessary for monitoring the Industrial Deployment of the results of the Project, as well as the marketing of products and services exploiting the results of the Project.

The content of this report, as well as the arrangements for sending it to Bpifrance are specified in each Repayable Advance Beneficiary Agreement.

2.10 INTELLECTUAL PROPERTY

Beneficiaries must have specified in Partnership Agreements all conditions for protection of earlier contributions and operating rights attached to them both in the context of the future operations of the Project and should one of the Partners leave the Project early.

2.10.1 Protection of the Results

A - Results not protected by an intellectual property right

The Leader and the Beneficiaries undertake to implement appropriate measures for the protection of the results not protected by an intellectual property right, in order to ensure confidentiality. If necessary, they will inform Bpifrance of their decision to make them public.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

B - Results protected by an intellectual property title

Should one or more Beneficiaries feel that one or more results constitute or may lead to development of one or more inventions or innovations, the Leader or the Beneficiaries in question undertake to carry out all appropriate formalities to protect these results (including filing of Industrial Property titles or probationary deposits, etc).

2.10.2 Intellectual property monitoring

Each Beneficiary undertakes:

•	to inform Bpifrance of any claiming of intellectual property title(s), in France and abroad, relating to the results and the products or services output by the Project and not to abandon them without having allowed Bpifrance to implement the provisions of section 2.10.4 below

•	not to proceed with the disposal, assignment, concession, contribution or transfer, directly or indirectly, free of charge, for a consideration or even as a reciprocity of the means necessary either for realization of the “SIGHT AGAIN” PSPC, especially patents, manufacturing processes, technical results, or for marketing the goods or services of the Project without obtaining the prior consent of Bpifrance, which will ensure that the operations provided for in this paragraph do not impair execution of this Master Agreement and the Repayable Advance Beneficiary Agreements attached to it, including with regard to Financial Returns clauses,

•	to communicate as soon as they are set up all rules for protecting and/or operating intellectual property titles resulting from the Project, as well as any riders concluded between Beneficiaries and/or between Beneficiaries and third parties. The documents so provided will be subject to the confidentiality requirements laid down in Article 2.11.

2.10.3 Results developed by non-profit making research organizations

Beneficiaries using results developed by Beneficiaries having the status of non-profit making research organizations undertake to pay these organizations compensation, in the form of fees the amount of which will be in line with market conditions.

If market conditions should be difficult to identify, compensation in the form of royalties will cover at least the research and development costs incurred by non-profit making research organization, as stipulated in Schedule 1, table 5-1A, which have achieved successful results.

2.10.4 Absence of exploitation of intellectual property

In the absence of exploitation of intellectual property within the [**] years following the end of the R&D period, the Leader and other Beneficiaries may not, except for justifiable reasons, oppose the exploitation of such intellectual property by a third party presented by Bpifrance, possibly on proposal from the Leader, including licensing concessions.

In this case, the arrangements for this operation through licensing are subject to negotiation between the Beneficiary in question, Bpifrance and the third party presented, for the conclusion of an agreement which must specify in particular the financial terms of this commercial exploitation. In this case, Bpifrance may appoint an independent expert to assist in the negotiations and the conclusion of this agreement. The Beneficiary is then informed of the choice of the expert appointed by Bpifrance and it can recuse itself if this choice leads to a conflict of interests between the Beneficiary and the expert. In this case, the appointment of the expert will be at the initiative of one of the parties, co-opted by the competent court.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

2.11 CONFIDENTIALITY

1.	The Parties undertake to observe and enforce the strictest confidentiality with respect to confidential information and take all necessary measures to maintain confidentiality, as regards particularly their permanent or temporary staff and their subcontractors needing to have knowledge of the Confidential Information, as well as their affiliates.

2.	To this end, the Parties undertake:

•	that the confidential information will be protected and kept confidential.

•	that the received Confidential Information will be treated with the same degree of care and protection as their own confidential information;

•	not to use the confidential information for any purpose other than execution of the project, except to obtain the prior written, express consent of the holder;

•	and the Beneficiaries undertake to comply with the “confidentiality” stipulations laid down in the Partnership Agreements.

If Bpifrance requires the Leader to transfer Confidential Information regarding it and emanating from a Beneficiary, the Confidential Information will be forwarded directly by the Beneficiary to Bpifrance, on duly justified request from the Leader to the Beneficiary in question and accepted by Bpifrance. Such transfer cannot release the Leader from the obligations it had assumed under Article 2.1.3.

2.12 BREACH OF OBLIGATIONS

In the event of breach of all or part of its obligations by the Leader or one or more Beneficiaries, Bpifrance will give formal warning, by registered letter with acknowledgment of receipt to the Leader and defaulting Beneficiar(y/ies) to remedy this default within a period of [**] working days from the date of sending the letter and will inform all Beneficiaries of this.

After this time, and failing regularization of the default by the Beneficiar(y/ies) concerned, Bpifrance will pronounce:

•	either repetition of the Funding in accordance with the provisions of Article 2.13 below,

•	or termination of the Master Agreement and the Repayable Advance Beneficiary Agreement(s),

•	or termination of the Beneficiary Agreement(s) in question.

On termination in accordance with the provisions of this article, the Beneficiaries in question may not claim any compensation or damages for this termination.

On termination in accordance with the provisions of this article, Beneficiaries may no longer claim any payment from Bpifrance as from the date of its notification.

The Funding amount payable, if any, prior to the date of sending the registered letter with acknowledgment of receipt mentioned in paragraph 1 above will be adjusted on the basis of the final expense summaries on the date of said letter.

Only Funding justified and accepted by Bpifrance in accordance with the provisions of Article 2.2.1 will be paid by Bpifrance to the Beneficiaries.

This termination will be notified to each Beneficiary by registered letter with acknowledgment of receipt, as well as the amount of any overpayment noted, payable immediately.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

A termination rider will then be drawn up for the Master Agreement and the Repayable Advance Beneficiary Agreement(s). The rider to the Repayable Advance Beneficiary Agreement in particular will stipulate the changes to the Financial Returns in order to take account of the Funding actually paid.

2.13 FUNDING REPETITION

This Funding will generate ipso jure repetition against a Beneficiary in the event of court-ordered liquidation, ceasing to trade, winding up or amicable liquidation, and exclusively for that part of the Funding amount that is assigned to it.

At the initiative of Bpifrance alone, this Funding will also result in repetition of amounts paid to a Beneficiary in either of the following cases:

a - failure by the Beneficiary to fulfill any of its obligations under the Master Agreement or the Repayable Advance Beneficiary Agreement,

b - irregular social and tax obligations, c - inaccurate or misleading statements.

Immediate repetition will be ipso jure, if Bpifrance requires it and without any court or out of court formalities being necessary, the sum to be paid then equaling those paid and not refunded in respect of the Funding plus, where applicable, lateness penalties as stipulated at Article 2.16.9.

2.14 NO RELOCATION

You are reminded that this Funding is granted under Future Investment Program (section: “Business cluster research and development projects”) and that, as such, among the criteria in the project selection process are included the economic impact of this program for the national territory in terms of added value, particularly in terms of industrial plants and jobs.

Consequently, the Beneficiary undertakes, until extinction of the obligations hereunder, to inform Bpifrance in advance by registered letter with acknowledgment of receipt, if possible within [**] days, of any event that may change and or transfer all or part of the production and/or operation of the program outside French territory.

This letter will be accompanied by a note indicating the impact of said change(s) on the production and operation of the program.

On the basis of these documents, supplemented where relevant by all elements likely to throw light on it, Bpifrance will study the impact of the abovementioned changes.

Bpifrance will rule, in the light of the documentation provided by the Beneficiary:

•	Either that these changes do not alter substantially and significantly the expected economic impacts, so that the condition relating to the selection criterion set out above can be regarded as fulfilled.

As necessary, however, Bpifrance may be compelled to redefine and adapt accordingly the terms of payment for Funding and the Financial Returns.

This decision will then be a rider to this agreement.

•	Or that these changes alter substantially and significantly the expected economic impacts, so that the selection criterion condition is no longer fulfilled.

Consequently, Bpifrance will apply the provisions of article 2.13 above.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

2.15 WORKS COUNCIL INFORMATION

When the Funding granted to a Beneficiary in the form of a loan or repayable advance is for an amount greater than €[**] ([**] euros) or a subsidy for an amount greater than €[**] ([**] euros), said Beneficiary undertakes to inform and consult its Works Council in accordance with the provisions of article - R 2323-7-1 of the Labor Code. The information and consultation must cover the nature, purpose, amount and conditions of payment of the Funding granted.

The Beneficiary to which the provisions of this article apply:

1) undertakes to keep available for Bpifrance the following supporting documents:

•	Works Council convening notices,

•	information provided to the Works Council,

•	minutes of meetings of said Works Council.

2) is informed that recurring or continuing failure to comply with the above obligations is likely to lead Bpifrance to require the partial or total repayment of the Funding that was paid to it.

2.16 MISCELLANEOUS PROVISIONS

2.16.1 Liability

The Beneficiaries are liable for all work and all operations carried out under the Project are with the Beneficiaries liable. As such, Beneficiaries must deal with the risks to which persons, property and the environment might be exposed. Under no circumstances shall Bpifrance be liable, for any reason whatsoever.

2.16.2 Sub-contracting

Bpifrance shall not interfere in any way in the relationships between Beneficiaries and their sub-contractors; its liability cannot be invoked as such.

It is, however, specified that where research organizations act as sub-contractors for Beneficiaries, their services will be charged at the market price. For cases where it is not possible to determine a market price, the price for the service paid by the Beneficiary to the sub-contracting research organization will cover all costs incurred by these agencies in providing their services, plus a reasonable margin.

2.16.3 Nullity

If one or more stipulations of the Master Agreement are held to be invalid or declared as such pursuant to a law, a regulation or following a final ruling by a competent court, the others will continue in full force.

2.16.4 Headings

In case of difficulty of interpretation between any headings appearing at the head of the clauses and any of these clauses, the titles will be declared non-existent.

2.16.5 Assignment

The rights resulting from the Master Agreement cannot, under any circumstances, be the subject of a total or partial assignment, for a consideration or at no charge by any of the Beneficiaries, without the express consent of Bpifrance.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

2.16.6 Forbearance

The fact that Bpifrance tolerates a given situation does not grant an acquired right to the Beneficiary of this tolerance.

Furthermore, the fact that Bpifrance refrains from implementing any of the provisions of this Master Agreement may not be construed as a waiver of such provision.

2.16.7 Effective date - Duration

The Master Agreement will become effective on its date of signature.

It remains in effect until receipt by Bpifrance of any amount owed to it under this Master Agreement and/or any Repayable Advance Beneficiary Agreement.

The confidentiality obligations undertaken by the Parties are limited to the duration of the Master Agreement.

2.16.8 Advertising

Each Beneficiary undertakes to advertise the participation of the State in the financing of its program, as part of the “Future Investments Program”, in all publications made under the program, and all communication operations related to it.

Unless there is written opposition in advance from the Beneficiaries, the State and Bpifrance will be able to communicate on the general objectives of the Project, its imperatives and its results.

The Beneficiaries also undertake to participate in operations to grow future investments at the request of the Commissariat General for Investment or representatives of the State.

2.16.9 Information transfer authorization

The Beneficiaries authorize Bpifrance to transfer to other entities in the Bpifrance Group, as well as to its supervisory ministries and the Commissariat General for Investment information relating to the Beneficiaries and the program funded under the Project. In general, Bpifrance is authorized by the Beneficiaries to communicate to the European Commission all the information necessary for the exercise of its control of State funding. “

2.16.10 Lateness penalties

Any amount, whatever its nature, payable under this Agreement and unpaid on its due date, will be increased by lateness penalties at the rate of [**]% ([**] per cent) per calendar month of delay.

2.16.11 Settlement of disputes

In the event of a dispute, litigation or any another potential difference on the interpretation or implementation of the Master Agreement, the Parties will endeavor to reach an amicable settlement. However, if the disagreement persists, the dispute will be submitted to the competent courts of Paris.

2.16.12 Governing law

The Master Agreement is subject to French law

2.16.13 Contractual documents: full consent and changes

The Master Agreement, as well as all Repayable Advance Beneficiary Agreements and their Schedules form an inseparable whole.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The Master Agreement and its Schedules may be subject to substantial changes by a rider signed between the Parties.

One copy hereof is intended for each of the Beneficiaries and the last copy for Bpifrance.

As all the signatures of the Parties have been collected by Bpifrance, this Agreement was signed, sealed and delivered at Maisons-Alfort, in quadruplicate and becomes effective on the date of its signature by Bpifrance on [date]

For Bpifrance

/s/ Paul-François Fournier

Paul-François Fournier,

Executive Director in Charge of Innovation

For GENSIGHT BIOLOGICS

/s/ Bernard Gilly

Bernard Gilly

Chairman and CEO

For PIXIUM VISION

/s/ Bernard Gilly

Bernard Gilly

Chairman and CEO

For the FONDATION VOIR ET ENTENDRE

/s/ Jean-Charles Pomerol

Jean-Charles Pomerol

President

Schedule 1: Technical and Financial

Table 1: Beneficiaries of the project:

Beneficiaries	Address of the head office	Place of performance of R & D (if address different from that of the head office)	SIRET no.

GenSight Biologics	89, rue du Faubourg Saint - Antoine 75011 PARIS	74, rue du Faubourg Saint - Antoine 75012 PARIS Cedex	751 164 757 00021

Pixium Vision	Institut de la Vision 13, rue Moreau 75012 PARIS		538 797 655 00023

Fondation Voir et Entendre	28, rue de Charenton 75012 PARIS	Institut de la Vision UMR_S 968, CIC 17, rue Moreau 75012 PARIS	498 340 892 00013

Table 2: Technical description of the project and activities

[**]

Table 3: Key stages of the project, expected results, and specific conditions for continuation of the project

Milestones	Forecast date	Main expected results	Specific conditions for continuation of the project. These conditions should be considered satisfactory.
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]

Table 4: Funding rate proposed by beneficiary partner, as a percentage of expenditure

Beneficiary	Subsidy rate (%)	Repayable Advance Rate (%)
GenSight Biologics	[**]	[**]
Pixium Vision	[**]	[**]
Fondation Voir et Entendre	[**]

Expenditure aid selected (in euros)

Table 5: Forecast expenditure by partner on industrial research (IR) and experimental development (ED), and maximum funding selected in subsidies and repayable advances.

Beneficiaries	Amount of the project (in €)	Costs of selected eligible activities (calculation base in €)			Selected maximum funding (in €)
		Industrial research	Experimental development	Total	Subsidies	Repayable Advances	Total funding

GenSight Biologics	[**]	[**]	[**]	[**]	1,147,471	5,685,975	6,833,446

Fondation Voir et Entendre	[**]	[**]	[**]	[**]	[**]		[**]

Pixium Vision	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Grand total	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Maximum payments by type of funding, by partner and milestone (in euros):

Table 6: Schedule for maximum payments of subsidies per beneficiary (in euros):

Beneficiaries	First payment	Maximum payment in subsidies by key milestone				Total payments in subsidies
		EC1	EC2	EC3	EC4

GenSight Biologics	[**]	[**]		[**]	[**]	[**]

Fondation Voir et Entendre	[**]	[**]		[**]	[**]	[**]

Pixium Vision	[**]	[**]		[**]	[**]	[**]

Grand total	[**]	[**]		[**]	[**]	[**]

Table 7: Schedule for maximum payment of advances repayable by beneficiary (in euros):

Beneficiaries	First payment in repayable advances	Maximum payment in repayable advances by key milestone			Total of repayable advance payments
		EC1	EC2	EC3 Balance/E	C4
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 2: Models

Model no. 1 - Content of Progress Reports

The progress report contains the following information:

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 3: Beneficiaries’ quote

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 4: Bank account details

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Schedule 5: Indicators

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.